EXHIBIT 99.1

                           COMMERCE GROUP CORP.
                           6001 NORTH 91ST ST.
                        MILWAUKEE, WI  53225-1795
                     414-462-5310 . FAX 414-462-5312
                    E-MAIL info@commercegroupcorp.com
                    WEBSITE www.commercegroupcorp.com

AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)
AND/OR HOMESPAN REALTY CO., INC. (Homespan)
AND/OR ECOMM GROUP INC. (Ecomm)
AND/OR SAN LUIS ESTATES, INC. (SLE)
AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
ALL LOCATED AT THE SAME ADDRESS


May 10, 2004


Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
6001 North 91st Street
Milwaukee, Wisconsin  53225

Dear Mrs. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation, disclosure and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged along with any other Commerce obligations or agreements made to General Lumber & Supply Co., Inc. (GLSCO and/or Lender) as of Commerce's fiscal year ended March 31, 2004. Today, Commerce's Directors, by unanimous consent, approved, ratified and confirmed the contents of this letter and authorized me to submit its understanding of your status, which is as follows:

1.   Promissory Notes and Other Obligations

     a. An open-ended, secured, on-demand promissory note no. 3 which was originally issued to GLSCO on December 31, 1981 in the sum of $16,836.37 and has been open-ended since that date and is to include all future advances, services, charges and interest on a monthly basis. Pursuant to Commerce's Directors' approval on October 1, 1990, the interest rate on this note was increased to a rate of 4% over the prime rate base established by the First National Bank of Chicago, Chicago, Illinois. Beginning with April 1, 1994, the interest rate is 4% over the prime rate base established by the First National Bank of Chicago, Chicago, Illinois, (now Bank One), but not less than 16% per annum. The interest is payable monthly and the total amount due to GLSCO on this promissory note as of March 31, 2004 is $1,262,389.80. (Schedule of Principal and Interest as of March 31, 2004, Exhibit A)

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 2 of 10 Pages


         Commerce is no longer issuing monthly promissory notes for the payment of interest, purchases, rent, etc., but pursuant to our mutual understanding, Commerce is augmenting all additions and advances made by GLSCO, and it will deduct any payments or credits made by Commerce to the current open-ended, secured, on-demand, outstanding promissory note(s) issued or obligations owed to GLSCO.

     b. Commerce leased approximately 3,100 square feet on a month-to-month basis for its corporate headquarter's office; the monthly rental charge was $2,145 since October 1, 1992. As of December 1, 1995, Commerce increased the space it rents to 4,032 square feet, and the monthly rental charge was increased to $2,789. All other terms and conditions of the Amended October 1, 1992 Lease Agreement remain the same. (Reference is made to Exhibit B, December 1, 1995 Amended Lease Agreement, included in April 13, 1998 confirmation letter.) (Reference is made to Exhibit B, Lease Agreement, included in April 12, 1993 confirmation letter.)

     c. Commerce also acknowledges that it purchases on an open account from GLSCO from time to time materials, supplies etc. that it needs for itself or for the Joint Venture. Some of the purchases are made through GLSCO because Commerce does not have the credit availability from the various sellers of goods, merchandise, etc. that is required by it or the Joint Venture. The amount due from time to time varies. As of March 31, 2004, nothing is due on this open account.

     d. GLSCO from time to time has canceled part of its debt by the purchase of restricted Commerce common shares based on a price determined by the Directors or at a price sold to third party purchasers at an arms-length transaction. The transactions consummated during this fiscal year are as follows:

         On June 24, 2003, GLSCO exercised its three-year option dated June 30, 2001 to purchase from Commerce 250,000 of Commerce's restricted common shares, $.10 par value, at a unit price of $.25 per share, for a total of $37,500.00. The payment for these shares was made by reducing the outstanding promissory note balance due to GLSCO from Commerce.

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 3 of 10 Pages


         On December 17, 2003, GLSCO purchased from Commerce, 463,600 of Commerce's restricted common shares, $.10 par value, at a unit price of $.25 a share, for a total of $115,900. The share price was established by using the negotiated price established with arms-length unrelated third parties who made purchases at that time. The payment for these shares was made by reducing the outstanding promissory note balance due to GLSCO from Commerce.

         In order to provide continuity and to make an orderly transition of the Standing Rock Campground (SRC) operations, the parties agreed that Commerce would operate the SRC until such time that GLSCO would terminate this agreement.

         Commerce retained the profits earned from the SRC operations and the following describes the amount due to GLSCO:


                         03/31/02       03/31/03      03/31/04
                         --------       --------      --------
         Revenues       $73,364.97     $68,304.07    $58,548.87
         Expenses        40,202.17      41,009.24     37,956.32
                        ----------     ----------    ----------
         Profit         $33,162.80     $27,294.83    $20,592.55

         Therefore, as of March 31, 2003, Commerce acknowledged that it owed GLSCO the sum of $60,457.63 plus accumulated interest in the sum of $11,918.31, for a total of $72,375.94. This accounts payable was converted to notes payable due to GLSCO on April 1, 2003.

     e. On April 1, 2004, the accounts payable amount due ($20,592.55) by Commerce to GLSCO was transferred to the notes payable due to GLSCO.

2.   Collateral Pledged

     The collateral specifically pledged to GLSCO or as otherwise noted is as follows:

     a. San Luis Estates, Inc. (SLE) Certificate No. 24 which is dated December 31, 1981, consisting of 48,645 common shares, $0.50 par value, being 50% of the total issued and outstanding shares.
         SLE and Commerce agree that no additional shares of any kind whatsoever of SLE will be issued as long as any monies are due to GLSCO. Reference is made to Exhibit 3 included in the April 9, 1990 confirmation letter.

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 4 of 10 Pages


     b. A Deed of Trust dated November 3, 1983 by and between Homespan, as party of the first part, and Ronald K. Carpenter, Esq. (Trustee), as party of the second part, for the benefit of Edward L. Machulak (ELM), as an individual, and not as a Director or Officer of Commerce and GLSCO, as party of the third part. The Deed of Trust is in favor of ELM and GLSCO and is open-ended to secure the promissory note(s) due to ELM and GLSCO and to further secure any future obligations that Commerce or Homespan may incur from them. This Deed of Trust is issued to Ronald K. Carpenter, Esq., Trustee for the benefit of ELM and GLSCO and is a lien on the 331-acre Standing Rock Campground located in Camdenton, Missouri. The Deed of Trust was filed for record on November 5, 1984 in Camden County, Missouri at 1:24 p.m. in Book 122, Page 200. See item 1(d) contained herein. Reference is made to Exhibit 4 included in the April 9, 1990 confirmation letter. On August 14, 2000, with Directors' approval, SRC, via an agreement, was conveyed to GLSCO in consideration of a partial debt cancellation of $1,249,050 debt owed to GLSCO and for other consideration contained in said agreement.

     c.  Uniform Commercial Code Filing - all other specific assets

         An interest with ELM in filing financing statements under the Uniform Commercial Code by an assignment and pledge of all corporate assets, such as but not limited to the property of Commerce, Joint Venture, SLE, and Homespan, wherever located, now owned or hereafter acquired is as follows: all accounts, all land contract receivables, contract rights, instruments and chattel paper; all inventory, all jewelry and precious stones, and all documents relating to inventory, including all goods held for sale, lease or demonstration, to be furnished under contracts of service, and raw materials, work in process and materials and supplies used or consumed in the business of Commerce, Joint Venture, SLE, and Homespan; all office furniture, fixtures and all other equipment; all general intangibles, all stock and securities of any kind, and all rights, titles, and interest in the Commerce Group Corp./San Sebastian Gold Mines, Inc. Joint Venture, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for all returned or repossessed goods the sale or lease of which gave rise to, and all proceeds and products of the foregoing. Reference is made to the Wisconsin Department of Financial Institutions Uniform Commercial Code filing, Exhibit 6, included in the April 9, 1990 confirmation letter, the renewed UCC-1 filing on December 23, 1996, Exhibit B, included in the April 14, 1997 confirmation letter, and the

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 5 of 10 Pages


         UCC-4 continuation filing on June 27, 2001 at 8:55 a.m., Filing #02078155, Exhibit B, included in the May 13, 2002 confirmation letter.

     d. Acknowledgement of previously recorded collateral provided to the Lenders

         Historical information - San Sebastian Gold Mine Concession

         GLSCO, ELM, the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) and the Sylvia Machulak Rollover Individual Retirement Account (SM RIRA) collectively and individually identified as the Lender(s), have been assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in the Joint Venture, and to the mine concession granted by the Government of El Salvador to
         Mineral San Sebastian, S.A. de C.V. (Misanse) on July 23, 1987, and thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes all of the San Sebastian Gold Mine (SSGM) precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

         The following collateral has been previously assigned to the Lenders pursuant to resolutions adopted by the Directors:

         (1) Commerce/Sanseb Joint Venture (Joint Venture)

             Both Commerce and San Sebastian Gold Mines, Inc. have assigned all of the rights, title, claims, remedies and interest that each has in the Joint Venture to the Lenders. Reference is made to Historical information - San Sebastian Gold Mine Concession.

         (2) New SSGM Exploration  Concession/License  (New SSGM)  approximately
             40.7694 square kilometers (10,070 acres)

             On October 20, 2002, the Company applied for the New SSGM, which covers an area of 42 square kilometers and includes approximately
             1.2306 square kilometers of the Renewed SSGM. The New SSGM is in the jurisdiction of the City of Santa Rosa de Lima in the Department of La Union and in the Nueva Esparta in the Department of Morazan, Republic of El Salvador, Central America. On February 24, 2003, the El Salvador

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 6 of 10 Pages


             Department of Hydrocarbons and Mines (DHM) issued the New SSGM for a period of four years starting from the date following the notification of this resolution which was received on March 3, 2003. The New SSGM may be extended for two two-year periods, or for a total of eight years. Besides the San Sebastian Gold Mine, three other formerly operative gold and silver mines known as the La Lola Mine, the Santa Lucia Mine, and the Tabanco Mine are included in the New SSGM and are being explored. The Company has complied as required by filing its annual activity report and it paid the annual surface tax. This concession had been assigned collectively to all of the Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit B.

         (3) Lease agreement by and between Mineral San Sebastian
             Sociedad Anomina de Capital Variable (Misanse) and Commerce dated January 14, 2003

             The term of this lease agreement coincides with the term of the Renewed San Sebastian Gold Mine Exploitation Concession and consists of 1,470 acres owned by Misanse. This lease agreement has been assigned to all of the Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit B.

     e. Acknowledgment of collateral provided during the current fiscal year March 31, 2004

         Commerce's  Directors  have on May 10,  2004  authorized  and  directed
         Commerce's Officers to assign all of the rights, titles, claims, remedies and interest it has to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM, collectively and individually referred to as Lenders, as collateral for all of the outstanding loans and obligations as of March 31, 2004, including all future advances of any kind as follows:

         (1) Renewed San Sebastian Gold Mine Exploitation Concession/License (Renewed SSGM) - approximately 1.2306 square kilometers (304 acres), Department of La Union, El Salvador, Central America (pledged and assigned as collateral on May 10, 2004)

             On September 6, 2002, at a meeting held with the El Salvadoran Minister of Economy and the DHM, it was agreed to submit an application for the Renewed SSGM for a 30-year term and to simultaneously cancel the

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 7 of 10 Pages


             concession obtained on July 23, 1987. On September 26, 2002, the Company filed this application. On February 28, 2003 (received March 3, 2003) the DHM admitted to the receipt of the application and the Company proceeded to file public notices as required by
             Article 40 of the El Salvadoran Mining Law and its Reform (MLIR). On April 16, 2003, the Company's El Salvadoran legal counsel filed with the DHM notice that it believed that it complied with the requirements of Article 40, and that there were no objections; and requested that the DHM make its inspection as required by MLIR
             Article 42. The Company then provided a bond which was required by the DHM to protect third parties against any damage caused from the mining operations, and it simultaneously paid the annual surface t ax. On August 29, 2003 the Office of the Ministry of Economy formally presented the Company with the twenty-year Renewed SSGM which was dated August 18, 2003. This Renewed SSGM replaces the collateral that the same parties held with the previous concession. A copy of the assignment dated May 10, 2004, is attached to this document (Exhibit B) and the Renewed SSGM agreement is attached to it and referred to as Exhibit 1.

         (2) San Cristobal Mill and Plant (SCMP) three-year lease by and between Commerce and Corporacion Salvadorena de Inversiones (Corsain), an El Salvadoran governmental agency, executed on Monday, April 26, 2004, retroactive to November 13, 2003. Pledged and assigned as collateral on May 10, 2004.

             The renewed three-year SCMP lease for the property located near the City of El Divisadero was finalized and executed on Monday, April 26, 2004, and is retroactive to November 13, 2003. This May 10, 2004 assignment is included in Exhibit B and the lease agreement is attached to it and referred to as Exhibit 2.

3.   Cross Pledge Collateral Agreement

     GLSCO, ELM, the ELM RIRA and the SM RIRA and SM individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, then GLSCO, ELM, the ELM RIRA, the SM RIRA and SM have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates and Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 8 of 10 Pages


     the following: GLSCO, ELM, the ELM RIRA, the SM RIRA and SM. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA, the SM RIRA and SM, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed accordingly.

4.   Cancellation of Inter-Company Debts Upon Default

     Since certain of the collateral specifically or collectively pledged to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM consists of the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual Lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

5.   Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the obligations due to GLSCO and to the loans made by GLSCO to Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM. Reference is made to Exhibit 7 included in the April 9, 1990 confirmation letter.

6.   Re-Execution Agreement(s)

     In the event GLSCO deems that it is necessary or advisable for GLSCO to have Commerce re-execute any document(s) entered into, including, but not limited to the

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 9 of 10 Pages


     promissory note(s) or collateral agreement(s), Commerce will re-execute such document(s) reasonably required by GLSCO. Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with GLSCO. If at a later date GLSCO determines that an error has been made in the payment of such costs to GLSCO, then GLSCO may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of GLSCO's written request. The failure of Commerce to comply with Commerce's obligation(s) hereunder shall constitute a default and shall entitle GLSCO to the remedies available for default under any provisions of the agreements including, but not limited t o the promissory note(s) and/or the collateral pledge agreement(s) and/or any other Commerce obligation(s).

7.   Omissions

     Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to GLSCO, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Edward A. Machulak

Edward A. Machulak
Secretary

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 10, 2004
Page 10 of 10 Pages


The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE           HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)            as Guarantor (Homespan)

/s/ Edward L. Machulak                  /s/ Edward L. Machulak
-----------------------------           ---------------------------
By:  Edward L. Machulak,                By:  Edward L. Machulak,
     Auth. Designee                          President


ECOMM GROUP INC.                        SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                    as Guarantor (SLE)

/s/ Edward A. Machulak                  /s/ Edward L. Machulak
-----------------------------           ---------------------------
By:  Edward A. Machulak,                By:  Edward L. Machulak,
     President                               President


SAN SEBASTIAN GOLD MINES, INC.          UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                   as Guarantor (UDI)

/s/ Edward L. Machulak                  /s/ Edward L. Machulak
------------------------------          ---------------------------
By:  Edward L. Machulak,                By: Edward L. Machulak,
     President                              President


Accepted by:

GENERAL LUMBER & SUPPLY CO., INC.

/s/ Sylvia Machulak
---------------------------------
By:  Sylvia Machulak, President
Date:  May 10, 2004

                        EXHIBIT A TO EXHIBIT 99.1
        (Schedule of Principal and Interest as of March 31, 2004
             has been purposely omitted as it only reflects
            the calculations of the principal and interest.)

                               EXHIBIT B


                               Assignment

     For and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration such as, but not limited to, the continuance of extending the open-ended, secured, on-demand promissory note(s) issued by Commerce Group Corp. (Commerce), a Wisconsin corporation located at 6001 North 91st Street, Milwaukee, Wisconsin 53225, in hand paid, the receipt of which is hereby acknowledged, Commerce does hereby sell, assign and transfer to General Lumber & Supply Co., Inc., a Wisconsin corporation, Edward L. Machulak, as an individual and not as a Director or Officer of Commerce, the Edward L. Machulak Rollover Individual Retirement Account, the Sylvia Machulak Rollover Individual Retirement Account, and Sylvia Machulak, as an individual, and their heirs, successors and assigns, all who reside in the County of Milwaukee, State of Wisconsin, United States of America, individually and collectively referred to as "Lenders," all of Commerce's rights, titles, claims, remedies, a nd interests whatsoever in and to the Renewed San Sebastian Gold Mine Exploitation Concession consisting of 1.2306 kilometers located on the Hacienda San Sebastian and San Sebastian El Coyolar under the jurisdiction of Santa Rosa de Lima, Department of La Union, Republic of El Salvador, Central America, identified on the cartographic sheet number 2656-IV pursuant to Agreement No. 741 dated August 18, 2003 (delivered on August 29, 2003) granted by the El Salvador Minister of Economy of the Republic of El Salvador, Central America for a period of twenty years commencing from the date of publication in the El Salvador Federal Register (Diario Oficial) and more fully described in the attached Spanish/English document made an integral part of this Assignment (Exhibit 1).

     In addition, this Assignment includes all of Commerce's rights, title, claims, remedies and interests whatsoever of a three-year lease agreement entered into on the 26th day of April, 2004, retroactive to November 13, 2003, by and between Corporacion Salvadorena de Inversiones (Corsain) and Commerce Group Corp., more fully described in the attached copy of the lease made an integral part of this Assignment (Exhibit 2).

     Said claims, rights, title and interest are pledged, sold, assigned and transferred to the Lenders as collateral security for loans made and for loans to be made by the Lenders to Commerce and also as collateral security for any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising from Commerce to the Lenders.

     Commerce further acknowledged that Commerce's Directors unanimously adopted this Assignment by a resolution on May 10, 2004, and that the purpose of this Assignment is to provide collateral to the above-described Lenders.

     This Assignment shall extend to the full term remaining on the above concession and license or lease and in any amendments, renewals, changes or extensions thereof.

     In Witness Whereof, Commerce has caused this instrument to be signed, sealed and delivered by its proper officers thereunto duly authorized this 10th day of May 2004.

ATTEST:

COMMERCE GROUP CORP.                  COMMERCE GROUP CORP.

/s/ Edward L. Machulak                /s/ Edward A. Machulak
-----------------------------         -------------------------------
Edward L. Machulak, President         Edward A. Machulak, Secretary




State of Wisconsin  )
                    )  ss.
County of Milwaukee )

     On this 10th day of May, 2004, before me, personally appeared Edward L. Machulak, President and Edward A. Machulak, Secretary of Commerce Group Corp., to me known to be the persons described in, and who executed the foregoing instrument, and acknowledged that they executed the same as their free act and deed.


                                      /s/ Sylvia Machulak
                                      -----------------------------------
                                 Sylvia Machulak
                                      Notary Public, Milwaukee County, WI
                                      My commission expires June 11, 2006

[Note:  Exhibit 1 of Exhibit B is incorporated by reference to Exhibit
10.17 of the Company's S.E.C. Form 10-Q for the quarterly period ended September 30, 2003 and Exhibit 2 of Exhibit B is incorporated by reference to Exhibit 10.15 of the Company's S.E.C. Form 10-K for the fiscal year ended March 31, 2004.]